UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 16, 2007

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1305 West Auto Drive, Tempe, Arizona		85284
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2007, Insight Enterprises, Inc. announced the appointment of Glynis A. Bryan as its Chief Financial Officer, effective December 17, 2007. Ms. Bryan will replace Stanley Laybourne, who in May 2007 announced his retirement after 16 years at Insight. Mr. Laybourne's retirement date will be December 31, 2007.

Ms. Bryan joins Insight with more than 20 years of finance experience. Most recently, she served as Executive Vice President and Chief Financial Officer at Swift Transportation Co., Inc. Prior to joining Swift, Ms. Bryan served as Chief Financial Officer at APL Logistics in Oakland, California, and in various finance roles at Ryder System, Inc., including Chief Financial Officer of Ryder's largest business unit, Ryder Transportation Services.

Pursuant to the terms of an Offer Letter dated November 16, 2007 and an Employment Agreement dated November 16, 2007, Ms. Bryan will be employed on the following terms:

Salary and Bonus. Ms. Bryan will be paid an annual base salary of $400,000. Ms. Bryan is also eligible to receive a target annual bonus of 106.25% of her base salary in accordance with the terms of Insight's cash incentive plan.

Equity Awards. Ms. Bryan will be granted 15,000 service-based Restricted Stock Units, to be awarded on January 10, 2008 and which will vest, subject to continued employment, evenly over a three-year period measured from the grant date. Ms. Bryan will also be awarded an option to purchase 200,000 shares (the "Option") of the common stock of the Company. The exercise price will be the closing price for the Company's common stock on Ms. Bryan's first day of employment, which is anticipated to be December 17. The Option will vest, subject to continued employment, evenly over a three-year period, with a term of five years from the date of grant.

Term of Agreement. The Employment Agreement will have a two-year initial term that automatically renews for a new two-year term each successive day after the start of the initial term.

Separation Benefits. If Ms. Bryan's employment is terminated "without cause" or if she resigns with "good reason," as those terms are defined in the Employment Agreement, she will be entitled to a lump sum payment equal to two times her annual base salary (less any pay during any notice period), a prorated portion of any incentive compensation earned for the quarter in which the termination (or resignation) takes place, an amount equal to four times the highest quarterly bonus of the quarterly bonuses for the four most recently completed quarters, and a prorated bonus for the year in which the termination (or resignation) takes place for any incentive compensation plan with annual objectives. Following a "change in control," the Employment Agreement provides that if Ms. Bryan's employment is terminated "without cause" or if Ms. Bryan terminates her employment for "good reason," as those terms are defined in the agreement, prior to the expiration of 24 months following the change in control, Ms. Bryan will be entitled to receive a lump sum payment equal to two times her highest annual base salary in effect during the term of the agreement and two times the higher annual bonus from the two immediately preceding fiscal years. Additionally, Ms. Bryan will become vested in any and all equity-based plans and agreements in which she had an interest and will be eligible for (or compensated in lieu of) benefits (life, disability, accident, group health and dental) through the earlier of 42 months following termination or eligibility for new benefits. All payments made following a change in control are to be grossed-up for Ms. Bryan's excise taxes if the payment exceeds prescribed limits. In the event of Ms. Bryan's death, her estate will be entitled to her base salary for a period of ninety days following the date of her death and a prorated portion of any incentive compensation earned for the quarter in which her death occurred, the amount of incentive compensation for the last completed quarter prior to the date of her death, plus a prorated bonus for the year in which her death occurs for any incentive compensation plan with annual objectives. In the event of Ms. Bryan’s "Disability" as such term is defined in the Agreement, Ms. Bryan shall receive base salary for a period of ninety days following the date the agreement is terminated due to Disability and a prorated portion of any incentive compensation earned for the quarter in which the agreement is terminated due to Disability, the amount of incentive compensation for the last completed quarter prior to the date of termination, plus a prorated bonus for the year in which the termination takes place for any incentive compensation plan with annual objectives.

The above description is qualified in its entirety by reference to Ms. Bryan's Employment Agreement which is filed as Exhibit 10.1, and Ms. Bryan's offer letter which is filed as Exhibit 10.2, to this report on form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

November 21, 2007	By:	Steven R. Andrews

Name: Steven R. Andrews
Title: General Counsel, Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Insight Enterprises, Inc. and Glynis A. Bryan dated November 16, 2007.
10.2	Offer Letter between Insight Enterprises, Inc. and Glynis A. Bryan dated November 16, 2007.